Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES
As of December 31, 2019, Luther Burbank Corporation. (the “Company,” “we,” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, no par value per share (“common stock”).
DESCRIPTION OF CAPITAL STOCK
General
The following description of the current terms of our capital stock is a summary and is not meant to be complete. It is qualified in its entirety by reference to the California General Corporation Law (the “CGCL”), federal law, the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”) and the Company’s amended and restated bylaws (the “Bylaws”).
Authorized Capital Stock
Our authorized capital stock consists of 100,000,000 shares of common stock with no par or stated value, and 5,000,000 shares of undesignated preferred stock, the terms of which may be established by our Board of Directors (the “Board”) by resolution.
Voting Rights and Majority Written Consent
Each holder of our common stock is entitled to one vote for each share held on all matters requiring shareholder action, including the election of directors.
Any action, that, under any provision of the CGCL may be taken at a meeting of the shareholders, may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares are entitled to vote thereon were present and voted; provided, however, that unless the consents of all shareholders entitled to vote have been solicited in writing, notice shall be given (in the same manner as notice of meetings is to be given), and within the time limits prescribed by law, of such action to all shareholders entitled to vote who did not consent in writing to such action; and provided, further, that directors may be elected by written consent only if such consent is unanimously given by all shareholders entitled to vote, except that action taken by shareholders to fill one or more vacancies on the board other than a vacancy created by the removal of a director may be taken by written consent of a majority of the outstanding shares entitled to vote.
No Preemptive or Similar Rights
The holders of our common stock have no preemptive or other subscription rights and there are no redemption, sinking fund or conversion privileges applicable to our common stock.

Dividend Rights
The payment of dividends is subject to the restrictions set forth in the CGCL. The CGCL provides that neither a company nor any of its subsidiaries shall make any distribution to its shareholders unless: (i) The amount of retained earnings of the company immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) the preferential dividends arrears amount, or (ii) Immediately after the distribution, the value of the company's assets would equal or exceed the sum of its total liabilities plus the preferential rights amount.
Holders of our common stock may receive dividends when, as and if declared by the Board out of funds legally available for the payment of dividends, subject to any restrictions imposed by regulatory authorities and the payment of any preferential amounts to which any class of preferred stock may be entitled.
Liquidation Rights
In the event of the liquidation, dissolution or winding up of the Company, subject to the rights of the holders of any then outstanding shares of preferred stock, the holders of our common stock will be entitled to receive all of our assets remaining after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to our common stock.
Anti-takeover Provisions
California Anti‑Takeover Law
Provisions of the CGCL and federal banking regulations may delay, defer or prevent a change of control of the Company and/or limit the price that certain investors may be willing to pay in the future for shares of our common stock.
Under the CGCL, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Our Articles of Incorporation and Bylaws do not set higher limits.
We are subject to the provisions of Section 1203 of the CGCL, which contains provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control in which our shareholders could receive a premium for their shares or other changes in our management. First, if an “interested person” makes an offer to purchase the shares of some or all of our existing shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If, after receiving an offer from such an “interested person”, we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.
We are also subject to other provisions of the CGCL, which include voting requirements that may also have the effect of deterring hostile takeovers, disposing of our assets or delaying or preventing changes in control of our management. Under Section 1101 of the CGCL, if a single entity or constituent corporation owns more than 50% but less than 90% of the outstanding shares of any class of our capital stock and attempts to merge our Company into itself or other constituent corporation, the Company's non-redeemable securities may only be exchanged for non-redeemable securities of the surviving entity, unless all of our shareholders consent to the transaction or the terms of the transaction are approved and determined to be fair by the California Department of Business Oversight (the “DBO”). Section 1001(d) of the CGCL provides that any proposed sale or disposition of all or substantially all of our assets to any other corporation that we are controlled by or under common control with must be consented to by our shareholders holding at least 90% of the outstanding shares of our capital stock or approved and determined fair by the DBO. Sections 1101 and 1001 of the CGCL could make it significantly more difficult for a third party to acquire control of our Company by preventing a possible acquirer from cashing out minority shareholders or selling substantially all of our assets to a related party and therefore could discourage a hostile bid, or delay, prevent or deter entirely a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of us or other changes in our management.
Possible Future Issuance of Preferred Stock.
The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Furthermore, those shares that may be issued in the future may have other rights, including economic rights senior to our common stock, and, as a result, could have a material adverse effect on the market value of our common stock.
The existence of shares of authorized undesignated preferred stock enables us to meet possible contingencies or opportunities in which the issuance of shares of preferred stock may be advisable, such as in the case of acquisition or financing transactions. Having shares of preferred stock available for issuance gives us flexibility in that it would allow us to avoid the expense and delay of calling a meeting of shareholders at the time the contingency or opportunity arises. Any issuance of preferred stock with voting rights or which is convertible into voting shares could adversely affect the voting power of the holders of common stock. The existence of authorized shares of preferred stock could have the effect of rendering more difficult or discouraging hostile takeover attempts or of facilitating a negotiated acquisition. Such shares, which may be convertible into shares of common stock, could be issued to shareholders or to a third party in an attempt to frustrate or render a hostile acquisition more expensive.
Advance Notice Requirements for Shareholder Nominations and Shareholder Proposals
The Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not less than ninety (90) days nor more than sixty (60) days prior to the date such annual meeting is to be held. If the current year’s annual meeting is called for a date that is not within thirty (30) days of the anniversary of the previous year’s annual meeting, notice must be received not later than ten (10) days following the day on which public announcement of the date of the annual meeting is first made. The Bylaws also specify requirements as to the form and content of a shareholder’s notice. The Bylaws also provide that notice may be provided by shareholders to the Company in accordance with the U.S. Securities and Exchange Commission’s rules. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Restrictions on Ownership of Company Common Stock
The ability of a third party to acquire our stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. The Bank Holding Company Act of 1956 (the “BHCA”) requires any “bank holding company,” as defined in that BHCA, to obtain the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) prior to acquiring more than 5% of our outstanding common stock. Any corporation or other company that becomes a holder of 25% or more of our outstanding common stock, or 5% or more of our common stock under certain circumstances, would be subject to regulation as a bank holding company under the BHCA. In addition, any person other than a bank holding company may be required to obtain prior approval of the Federal Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act of 1978.
Stock Exchange Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “LBC.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

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